Exhibit 3.135

State of Nevada

Secretary of State

Filed 3/9/06

Document No: 20060151193-58

ARTICLES OF ORGANIZATION

LIMITED-LIABILITY COMPANY

(PURSUANT TO NRS 86)

1. The name of the limited liability company is Burlington Coat Factory of Nevada, LLC.

2. The resident agent’s names and street address is CSC Services of Nevada, Inc., 502 East John Street, Carson City, Nevada 89706.

3. Dissolution Date: none

4. The Company shall be managed by members.

5. The name and address of member is Burlington Coat Factory Purchasing, Inc., 1830 Route 130, Burlington, NJ 08016.

6. The name and address of organizer is Cindy Rashed Reilly, c/o Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022.

7. The certificate of acceptance of appointment of resident agent is CSC Services of Nevada Inc. on 3/9/06.

/s/ Cindy Rashed Reilly